CAPITAL 2000, INC.
                    16178 East Prentice Place
                      Aurora, Colorado 80015

                         February 3, 1997

T. J. Tully, CEO
United Shields Corporation
602 Main Street, Suite 1102
Cincinnati, Ohio  45202

     Re: Proposed Exchange of Shares of Capital 2000, Inc. ("Capital 2000") for one hundred percent (100%) of the outstanding shares of United Shields Corporation ("USC")

Dear Mr.Tully:

     This letter will confirm the recent discussions we have had with you and your representatives relative to the proposed exchange of shares of the common stock of Capital 2000 for all of the issued and outstanding common stock of USC. The objective of our discussions has been the execution and consummation, as soon as feasible, of a formal agreement between Capital 2000 and USC (the "Agreement"), which among other things, would provide for the various matters set forth below:

     1. Capital 2000 will acquire all of the issued and outstanding common stock of USC from the shareholders of USC in exchange for 9,500,000 restricted shares of no par value common stock of Capital 2000 ("Capital 2000 Common Stock"), which will be delivered upon the closing of this transaction (the "Closing Date"). This exchange is intended to qualify as a tax-free reorganization under Section 368 of the Internal Revenue Code of 1986, as amended, and the shares of Capital 2000 received by USC shareholders will be received on a tax-free basis. The shares to be issued by Capital 2000 will be "restricted securities" as defined in Rule 144 under the Securities Act of 1933, and an appropriate legend will be placed on the certificates representing such shares, and stop transfer orders placed against them.

     2. There are currently 1,900,000 shares of Capital 2000 Common Stock outstanding. Prior to the Closing, Capital 2000 will cancel 850,000 shares so that the number of shares outstanding just prior to Closing will be approximately 1,050,000. After the Closing of this transaction, there will be approximately 10,550,000 shares outstanding and the current shareholders of USC will own approximately 90.05% of the shares outstanding. Upon Closing, USC will become a wholly-owned subsidiary of Capital 2000.

     3. At the Closing, the present Capital 2000 officers and directors shall deliver to USC their respective letters of resignation, along with minutes of the Capital 2000 Board of Directors accepting such resignations and appointing to the Capital 2000 Board those persons designated by USC to be directors of Capital 2000.

     4. Prior to Closing, USC will provide an unaudited balance sheet and income statement for the period ended December 31, 1996. Capital 2000 must be satisfied that the financials which will be required for Capital 2000's SEC filings can be audited within 75 days after the Closing.Capital 2000 is a voluntary reporting company under Section 15(d) of the Securities Exchange Act of 1934. In addition, Capital 2000's common stock is quoted on the NASD's OTC Bulletin Board under the symbol CPTX.

     5. On the Closing, Capital 2000 will have no assets and its liabilities will not exceed $50,000. Capital 2000 will provide to USC a schedule of such liabilities at least ten days prior to closing and USC agrees to pay such liabilities at the time of Closing.

     6. Capital 2000 agrees that it will pay a finders fee of _________ shares to Corp.-Link Corp. and shares will be paid from the shares retained by the current shareholders of Capital 2000. Each party shall warrant in the Agreement that no other finders fees are owed and further, shall indemnify and hold harmless the other party from such obligation.

     7. Once this letter is executed, all parties hereto, in reliance upon the agreement represented herein, shall not, for a period of 30 days from the date of execution hereof, negotiate with any other public company with respect to undertaking any merger or stock or asset acquisition. Both parties hereto agree to proceed diligently with the completion of all necessary due diligence and the drafting of all necessary documentation and agreements.

     8. Immediately after the Closing, USC will retain Bleu Ridge Consultants, Inc. as a consultant to the public company for twelve months and as compensation Bleu Ridge will be paid $3,500 per month for a total of $42,000.

     9. USC will agree to include in any registration statement which Capital 2000 files in the one year following closing a total of 250,000 shares held by the current insiders of Capital 2000. The persons who own such shares will agree to execute any reasonable lock-up letters requested by the underwriter of a public offering so as to not impede the offering.

     10. Capital 2000 and USC will take all necessary steps to call meetings of their respective directors as soon as possible to approve the terms of this Letter of Intent.

     11. Upon the signing of this Letter of Intent, Capital 2000 and USC will provide to each other full access to their books and records and will furnish financials and operating data and such other information with respect to their business and assets as may reasonably be requested from time to time. If the proposed transaction is not consummated, all parties shall keep confidential any information (unless ascertainable from public filings or published information) obtained concerning the other's operations, assets and business.

     12. USC will pay the legal expenses reasonably incurred in connection with this transaction whether or not the transaction is consummated. Such fees will not exceed the $10,000 deposited by USC in the trust account of Krys Boyle Freedman Scott & Sawyer, P.C. on January 31, 1997. If the transaction is completed, the $10,000 will be credited toward USC's obligation to pay the outstanding liabilities of Capital 2000.

     13. This Letter of Intent may be executed in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

     14. Upon the execution by you and return to us of this Letter of Intent, counsel for USC and Capital 2000 will prepare an Exchange Agreement which shall contain provisions in accordance with this Letter together with such further appropriate terms and conditions as legal counsel and the parties may mutually determine. The Exchange Agreement shall be subject, in all respects, to the approval of the respective Boards of Directors of Capital 2000 and USC.

     15. It is understood that the terms set forth in this Letter may not constitute all of the major terms which will be included in the Exchange Agreement, that the terms set forth herein are subject to further discussion and negotiation, and that this Letter is an expression of intent only and is not to create or result in any legally binding obligation upon the parties hereto except with respect to paragraphs 8, 12 and 13 and the obligation to pursue negotiations in good faith.

     If the foregoing accurately reflects our discussions, please execute and return to the undersigned one copy of this Letter.

CAPITAL 2000, INC.                 UNITED SHIELDS CORPORATION


By:/s/ Timothy J. Brasel           By:/s/ T.J. Tully
   Timothy J. Brasel, President       T.J. Tully, CEO